Exhibit 10.43.3
AMENDMENT NO. 3
TO
DEAN C. GRAHAM
EMPLOYMENT AGREEMENT
     THIS AMENDMENT NO. 3 TO THE EMPLOYMENT AGREEMENT (“Amendment No. 3”) is made, effective as of December 31, 2008, by and between CapitalSource Inc., a Delaware corporation (the “Company”), and Dean C. Graham (the “Executive”).
Recitals:
     WHEREAS, the Executive and the Company previously entered into the Employment Agreement, effective as of April 4, 2005, and previously amended on each of November 22, 2005 and February 1, 2007 (collectively, the “Employment Agreements”); and
     WHEREAS, the Executive and the Company desire to further amend the Employment Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.
Agreement:
     NOW, THEREFORE, in consideration of the agreements contained herein and of such other good and valuable consideration, the sufficiency of which the Executive acknowledges, the Company and the Executive, intending to be legally bound, agree as follows:
          1. Section 5(f)(1)(b) is hereby amended and restated to read as follows:
               “(b) Prior to the occurrence of a Change in Control, the Employer shall establish a trust with an independent institutional third party trustee selected by the Executive (the “Trust”). The agreement governing the Trust shall be in a form mutually agreed upon by the parties and in any event shall be consistent with the intent of this Section 5(f). The assets of the Trust shall not be used for any purpose other than to satisfy certain liabilities to the Executive described herein, except that if the Trust is dissolved in accordance with this Section 5(f)(1)(b) the Employer shall retain the Trust assets. For the avoidance of doubt, the Trust shall be a “secular” trust, the assets of which shall not be subject to the claims of the Employer’s creditors. Trust assets shall be invested in short-term money market securities until distribution hereunder. Immediately prior to the occurrence of a Change in Control and contingent upon a Change in Control, the Employer shall deposit into the Trust cash in an amount equal to the sum of (i) the Value (as defined below) of restricted shares of Stock previously granted to the Executive that are not vested on the date of the Change in Control, (ii) the post-tax value of the spread with respect to any options to acquire Stock held by the Executive as of the Change in Control (based on the difference between the Value of a share of Stock and the applicable option exercise price) that are not vested and exercisable on the date of the Change in Control (it being understood that the Executive will include the gross amount of the option spread in income at the time and the Employer will pay the Executive the amount of taxes due on such amount subject to the Employer’s obligation to withhold and deposit such tax amounts) and (iii) the value of any other equity-related award (based on the Value of a share of Stock) held by the Executive that are not vested as of the Change in Control (such awards collectively being referred to herein as the “Applicable Awards”). Upon contribution of the cash to the Trust, the related Applicable Awards described in clauses (i), (iii) and (iv), above, shall be canceled and no longer outstanding. For purposes hereof, the Value of a share of Stock shall be the per share price of Stock immediately before the Change in Control as listed on the principal exchange on which such Stock trades. Upon the earlier of the first anniversary of the Change in Control if the Executive is employed by the Employer or any Company Affiliate on such date and the termination of the Executive’s employment in a manner that entitles him to benefits under Section 9(a), (b), (d) or (e) (as applicable, the “Distribution Date”), the Executive (or his estate) shall be paid, based on an election made by the Executive or his estate to the Employer at the time of such payment, (X) the amount required to be held in Trust on his behalf hereunder (including any earnings on such amount) (the “Cash Based Value”) or (Y) the value the Applicable Awards, other than the value of Applicable Awards that are stock options, if any, would have had on the Distribution Date if such Applicable Awards were outstanding on such date based on the value of Stock on such date (or the value on such date of the stock of any publicly traded parent company of the Employer assuming the aggregate cash contributed to the Trust had been invested in such stock on the date of the Change in Control) (the “Stock Based Value”). With regard to stock options that are includible in Applicable Awards, if the Change in Control transaction is not described in the following sentence, the Executive shall be granted a stock appreciation right that will be settled in cash within 10 days of the Distribution Date for the increase in the value, as of the Distribution Date, of the shares of stock into which the stock subject to the stock option would have been converted if assumed by the acquirer over fair market value of such shares on the date of the Change in Control. Notwithstanding the foregoing, in any Change in Control transaction pursuant to which 100% of the Stock holdings of shareholders of the Employer immediately prior to the transaction are exchanged solely for cash, the Stock Based Value shall be $0. If the Executive fails to make such an election by the Distribution Date, the Executive shall be paid the greater of the Cash Based Value or the Stock Based Value. If the Executive is paid the Stock Based Value, the Executive shall be paid shares of stock of the Employer (or the stock of any publicly-traded parent company of the Employer) that are freely and immediately transferable by the Executive and the Trust shall be dissolved and all amounts required to be kept in the Trust shall be returned to the Employer. If the Executive is paid the Cash Based Value, the Executive shall be paid in cash. Notwithstanding the foregoing, if any Applicable Award would have vested before the applicable Distribution Date, the Executive shall be entitled to a payment of the value of such Applicable Award, and stock appreciation right, if any, in the form (cash or stock) and amount as determined in accordance with the principles of the five preceding sentences (but using the vesting date rather than the Distribution Date for purposes of determining such value) and such payment shall reduce the amount otherwise payable under this Section 5(f)(1). The Employer shall be responsible for making any payments required under this Section 5(f). The Executive shall forfeit his right to any future payment under this Section 5(f) and his interest in the Trust (the assets of which shall revert to the Employer) only if his employment is terminated after the occurrence of a Change in Control and before the Distribution Date in a manner described in Section 9(c); provided that he shall not forfeit his right to any payment due him under this Section 5(f) with respect to Applicable Awards that would have vested prior to his date of termination. Payments under this Section 5(f)(1)(b) shall be delayed for six months following the Executive’s separation from service if so required by Section 409A. To the extent permitted under Section 409A of the Code, if the Executive shall be entitled to a payment pursuant to this Section 5(f)(1)(b) prior to the date at which a payment can be made to the Executive solely because of the Code Section 409A six month delay in payment rule for key employees, to the extent permitted by Section 409A the Executive shall be entitled to payment by the Employer of the applicable employee portion of the withholding taxes due on such payment. Such a payment by the Employer of withholding taxes shall reduce the amount otherwise payable to the Executive under this Section 5(f)(1).”
          2. Section 9(f) of the Employment Agreement is hereby amended by adding a new sentence after the third sentence of said Section 9(f) to read as follows:
“The Executive will forfeit all rights to the Severance Payments if the Executive fails to execute and deliver the release within 30 days of delivery of the release to the Executive. ”

          3. Section 9(h) of the Employment Agreement is hereby deleted in its entirety and amended and restated to read as follows:
“(h) Section 409A. To the extent the Executive would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and preserve to the maximum extent possible the original intent and economic benefit to the Executive and the Company, and the parties shall promptly execute any amendment reasonably necessary to implement this Section 9(h).
                    (i) For purposes of Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement including, without limitation, each severance payment and COBRA continuation reimbursement shall be treated as a right to receive a series of separate and distinct payments.
                    (ii) The Executive will be deemed to have a Date of Termination for purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation only upon a “separation from service” within the meaning of Code Section 409A.
                    (iii) Notwithstanding any other provision of this Agreement to the contrary, if at the time of the Executive’s separation from service, (i) the Executive is a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time), and (ii) the Company makes a good faith determination that an amount payable on account of such separation from service to the Executive constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A (“the Delay Period”), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period (or upon the Executive’s death, if earlier), together with interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the dates the payments should otherwise have been provided. To the extent that any benefits to be provided during the Delay Period is considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, the Executive shall pay the cost of such benefit during the Delay

Period, and the Company shall reimburse the Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.
                    (iv) (A) Any amount that the Executive is entitled to be reimbursed under this Agreement will be reimbursed to the Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, (B) any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit, and (C) the amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year.
                    (v) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
          4. The fourth sentence of Section 10(b) of the Employment Agreement is hereby amended and restated to read as follows:
“Any Gross-Up Payment, as determined pursuant to this Section 10 shall be paid by the Employer to the Executive within five days of receipt of the Accounting Firm’s determination, but in no event later than the end of the taxable year following the taxable year in which the related taxes are remitted by the Executive.”
          5. The Employment Agreement is hereby amended by adding a new last sentence to the definition of Change in Control in Section 25 of the Employment Agreement to read as follows:
“Notwithstanding the foregoing, for purposes of the payment of any deferred compensation under Section 5(f)(1)(a)(C) hereof and the corresponding clause (C) of Schedule III to Exhibit A of this Agreement, an event shall not be considered to be a Change in Control hereunder unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Code Section 409A.”

          6. The definition of Good Reason in Section 25 of the Employment Agreement is hereby deleted in its entirety and amended and restated to read as follows:
“Good Reason” means, unless otherwise agreed to in writing by the Executive, (i) any diminution or adverse change in the Executive’s titles; (ii) a material reduction in the Executive’s Base Salary or, after a Change in Control, the annual bonus payable to the Executive under Section 5(b); (iii) a requirement that the Executive report to someone other than the Employer’s Chief Executive Officer; (iv) a material diminution in the Executive’s authority, responsibilities or duties or material interference with the Executive’s carrying out his duties; (v) the assignment of duties inconsistent with the Executive’s position or status with the Employer as of the date hereof; (vi) a relocation of the Executive’s primary place of employment to a location more than 25 miles further from the Executive’s primary residence than the current location of the Employer’s offices; (vii) any other material breach of the terms of this Agreement or any other agreement that breach; (viii) the failure of the Employer to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of the assets of the Employer within 15 days after a merger, consolidation, sale or similar transaction; or (ix) the delivery of a notice of Non-Renewal by the Employer at any time up to and including April 4, 2023. In order to invoke a termination for Good Reason, the Executive must deliver a written notice of such breach to the Employer within 60 days of the occurrence of the breach which shall have 30 days to cure the breach. In order to terminate his employment, if at all, for Good Reason, Executive must terminate employment within 30 days of the end of the cure period if the breach has not been cured.
          7. The second release in Exhibit B is hereby deleted.
          8. The provisions of this Amendment No. 3 may be amended and waived only with the prior written consent of the parties hereto. This Amendment No. 3 may be executed and delivered in one or more counterparts, each of which shall be deemed an original and together shall constitute one and the same instrument.
          9. Except as set forth in this Amendment No. 3, the Employment Agreement shall remain unchanged and shall continue in full force and effect.
          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment No. 3 on the date first written above.

CAPITALSOURCE INC.
By:	/s/ STEVEN A. MUSELES
	Name:	Steven A. Museles
	Title:	Chief Legal Officer

EXECUTIVE
By:	/s/ DEAN C. GRAHAM
Dean C. Graham

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